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                        DIMENSIONAL INVESTMENT GROUP INC.

                U.S. LARGE COMPANY INSTITUTIONAL INDEX PORTFOLIO

                            ADMINISTRATION AGREEMENT

         THIS AGREEMENT made this 13th day of September, 1999, by and between DIMENSIONAL INVESTMENT GROUP INC., formerly known as the "DFA U.S. Large Cap Value Portfolio," Inc., a Maryland corporation (the "Fund"), on behalf of the:

                U.S. LARGE COMPANY INSTITUTIONAL INDEX PORTFOLIO

(the "Large Company Portfolio"), a separate series of the Fund, and DIMENSIONAL FUND ADVISORS INC., a Delaware corporation (the "Administrator").

         WHEREAS, the Fund is registered as an investment company under the Investment Company Act of 1940, as amended, and its securities are registered under the Securities Act of 1933, as amended;

         WHEREAS, the Large Company Portfolio, as a separate series of the Fund, desires to avail itself of the services, assistance and facilities of an administrator and to have an administrator perform various administrative and other services for it; and

         WHEREAS, the Administrator desires to provide such services to the Large Company Portfolio.

         NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

              1. EMPLOYMENT OF THE ADMINISTRATOR. The Fund hereby employs the Administrator to supervise the administrative affairs of the Large Company Portfolio, subject to the direction of the Board of Directors and the officers of the Fund on the terms hereinafter set forth. The Administrator hereby accepts such employment and agrees to render the services described herein for the compensation herein provided.

              2.    SERVICES TO BE PROVIDED BY THE ADMINISTRATOR.
                    A. The Administrator shall supervise the administrative affairs of the Fund as they pertain to the Large Company Portfolio. Specifically, the Administrator shall:

                    (1) supervise the services provided to the Fund for the benefit of the Large Company Portfolio by the Large Company Portfolio's custodian, transfer and dividend disbursing agent, printers, insurance carriers (as well as agents and brokers), independent accountants, legal counsel and other persons who provide services to the Fund for the benefit of the Large Company Portfolio;

                    (2) assist the Fund to comply with the provisions of applicable federal, state, local and foreign securities, tax, organizational and other laws that:

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                          (i)    govern the business of the Fund in respect of
                                 the Large Company Portfolio (except those that govern investment of the Large Company Portfolio's assets);

                          (ii) regulate the offering of the Large Company Portfolio's shares; and

                          (iii) provide for the taxation of the Large Company Portfolio;

                    (3) provide the shareholders of the Large Company Portfolio with such information regarding the operation and affairs of the Large Company Portfolio, and their investment in its shares, as they or the Fund may reasonably request;

                    (4) assist the Large Company Portfolio to conduct meetings of its shareholders if and when called by the Board of Directors of the Fund;

                    (5) furnish such information as the Board of Directors of the Fund may require regarding any investment company in whose shares the Large Company Portfolio may invest; and

                    (6) provide such other administrative services for the benefit of the Large Company Portfolio as the Board of Directors may reasonably request.

              B. In carrying out its responsibilities under Section A herein, to the extent the Administrator deems necessary or desirable and at the expense of the Large Company Portfolio, the Administrator shall be entitled to consult with, and obtain the assistance of, the persons described in Section A, paragraph (1) herein who provide services to the Fund.

              C. The Administrator, at its own expense, shall provide the Fund with such office facilities and equipment as may be necessary to conduct the administrative affairs of the Fund with respect to the Large Company Portfolio.

         3. EXPENSES OF THE FUND. It is understood that the Large Company Portfolio will pay all of its own expenses incurred to conduct its administrative affairs.

         4. COMPENSATION OF THE ADMINISTRATOR. For the services to be rendered by the Administrator as provided in Section 2 of this Agreement, the Large Company Portfolio shall pay to the Administrator, at the end of each month, a fee equal to one-twelfth of 0.05% of the average daily net assets of the Portfolio during the month. If this Agreement is terminated prior to the end of any month, the fee for such month shall be prorated.

         5. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator to the Fund or in respect of the Large Company Portfolio are not to be deemed exclusive, and the Administrator shall be free to render similar services to others as long as its services to the Fund or with respect to the Portfolio are not impaired thereby.

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         6.   LIABILITY OF THE ADMINISTRATOR. No provision of this Agreement shall be deemed to protect the Administrator against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

         7.   DURATION AND TERMINATION.
              A. This Agreement shall become effective on the date written below, provided that prior to such date it shall have been approved by the Board of Directors of the Fund, and shall continue in effect until terminated by the Fund or the Administrator on 60 days written notice to the other.

              B. Any notice under this Agreement shall be given in writing addressed and delivered, or mailed postage-paid, to the other party at the principal business office of such party.

         8. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on the 13th day of September, 1999.


DIMENSIONAL FUND                       DIMENSIONAL INVESTMENT
ADVISORS INC.                          GROUP INC.


By:                                    By:
    ------------------------------         ---------------------------
      David G. Booth                         Catherine L. Newell
      Chief Executive Officer                Vice President